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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15 (d)
                   Of the Securities and Exchange Act of 1934

              Date of Report (date of event reported): May 5, 2000


                                H-QUOTIENT, INC.
             (Exact name of registrant as specified in its charter)

                          Commission File No: 001-15179

VIRGINIA                                                    54-1947753
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                          Identification No.)


12030 Sunrise Valley Drive, Suite 205
Reston, Virginia                                              20191
(Address of principal executive officers)                   (Zip Code)

Registrant's Telephone Number:   (703) 716-0100

                                 NOT APPLICABLE
              (Former name, former address and former fiscal year,
                         if changed since last report)


ITEM 5.  OTHER EVENTS

         On May 5, 2000, H Quotient received final payment on a note receivable dating from December 29, 1999. The Company sold 150,000 shares of common stock of Internet Guide, Inc. at $10.375 per share and 185,000 shares of common stock of the Company at $1.75 per share plus had debt of $70,833 paid on behalf of the Company, in exchange for a promissory note totaling $1,950,833. The promissory note accrued interest at an annual rate of seven percent (7%) calling for payments due in January, February and March 2000. The promissory note was subsequently paid in full via cash of $330,000 and stocks in publicly traded companies with a fair value of $1,648,800. The Company accounted for these transactions as if the Company exchanged common shares of common stock of the Company for a promissory note receivable. The gain resulting from this sale was deferred from the quarter ended December 31, 1999 and will now be recognized in earnings in this current period. The promissory note receivable had been offset against paid-in-capital.


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         As the Note is now paid in full, the Company is recognizing the gain of
$581,250 for the sale of the 150,000 shares of Internet Guide, Inc., stock and recording the $1,369,583 principal balance of the note as an increase in paid-in-capital. The net effect increases the Shareholders' Equity by $1,950,833 in the current period.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     H-QUOTIENT, INC.




Dated: May 31, 2000                  By: /s/ Douglas A. Cohn
                                         --------------------------------
                                         Douglas A. Cohn, Chief Executive
                                         Officer